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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
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                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

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         The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:

                  SELIGMAN EACM ABSOLUTE RETURN STRATEGIES LLC

      Address of Principal Business Office (No. & Street, State, Zip Code):

                    100 PARK AVENUE, NEW YORK, NEW YORK 10017

                     Telephone Number (including area code):

                                 (800) 221-2450

                Name and address of agent for service of process:

                       THE CORPORATION TRUST INCORPORATED
                               1209 ORANGE STREET
                  WILMINGTON, NEW CASTLE COUNTY, DELAWARE 19801

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]     NO [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 17th day of January, 2003.

                                    SELIGMAN EACM ABSOLUTE RETURN STRATEGIES LLC

                                       By:         /s/ Brian T. Zino
                                                   -----------------------------
                                       Name:       Brian T. Zino
                                       Title:      President

Attest:         /s/ Frank J. Nasta
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Name:           Frank J. Nasta
Title:          Secretary

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